UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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We are scheduled to hold our Annual Meeting of Shareholders on May 7, 2012.  We are reporting the following additional information for shareholder consideration in connection with the proxy proposals.

Our Board of Directors and management value direct interaction and communication with shareholders.  Since the last annual meeting, senior management has held in excess of 100 meetings and conference calls with most of our major shareholders.  Although some investors have a policy of not meeting directly with management, management was successful in speaking directly with shareholders holding approximately 60 percent of the Company's outstanding common stock.  We use these meetings to obtain feedback from our shareholders about areas important to them; including our business model, performance, corporate governance, including our compensation practices and say on pay and other investor topics.  We maintain a shareholder relations department headed by Andres Viroslav and encourage you to call either him at 215.861.7990 or our corporate secretary and chief financial officer, Paul Frenkiel at 302.385.5122 for your feedback and financially related or other questions.  Shareholders are encouraged to review the Proxy Statement filed on March 21, 2012 and vote on the proposed ballot measures.  The Board of Directors urges you to vote in favor of those proposals.